UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 28, 2020

Titan Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-13341	94-3171940
(Commission File Number)	(IRS Employer Identification No.)

400 Oyster Point Blvd., Suite 505, South San Francisco, CA 94080

(Address of principal executive offices and zip code)

650-244-4990

(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 28, 2020, Titan Pharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Maxim Group LLC, as representative of the underwriters, pursuant to which the Company sold to the underwriters in a public offering (the “Offering”) an aggregate of 80,000,000 units at a public offering price of $0.10 per unit, with each unit consisting of (i) one share of common stock (the “Common Stock and (ii) a warrant (the “Warrants”) to purchase one share of Common Stock.

The Company entered into a warrant agency agreement (the “Warrant Agency Agreement”) with its transfer agent, Continental Stock Transfer & Trust Company, who will act as warrant agent for the Company, setting forth the terms and conditions of the Warrants sold in the Offering. The Warrants have an exercise price of $0.10, will be exercisable commencing on the effective date of an increase in our authorized shares of common stock or a reverse split in an amount sufficient to permit the exercise in full of the warrants and will expire on the fifth anniversary of the initial exercise date.

The Offering closed on October 30, 2020. The Company conducted the Offering pursuant to a Registration Statement on Form S-1 (File No. 333-249550), which was declared effective by the Securities and Exchange Commission on October 28, 2020 (the “Registration Statement”).

The foregoing descriptions of the Underwriting Agreement and the Warrant Agency Agreement are not complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K (this “Report”), and the Warrant Agency Agreement (including the form of warrant certificate), the form of which was filed as Exhibit 4.10 to the Registration Statement and both of which are incorporated herein by reference.

On October 28, 2020, the Company issued a press release announcing the pricing of the Offering, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01 Other Events.

On November 2, 2020, the Company announced the closing of the transactions contemplated by the previously announced Debt Settlement and Release Agreement (the “DSRA”) with Molteni & C. dei F.lli Alitti Società di Esercizio S.p.A and Horizon Credit LLC II, and the Asset Acquisition Agreement with JT Pharmaceuticals, Inc. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

On August 18, 2020, we received a notice from the Nasdaq Capital Market, or Nasdaq, that because our stockholders’ equity was less than $2.5 million, we were no longer in compliance with the minimum stockholders’ equity requirement for continued listing pursuant to Nasdaq Listing Rule 5550(b)(1). The letter noted that the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2020 reported stockholders’ equity of $1.56 million. In October 2020, Titan provided a plan to regain compliance with the minimum stockholders’ equity standard, which plan included the wind down of the Company’s commercial operations, the elimination of outstanding debt to the Company’s secured lenders and an equity offering. By letter dated October 30, 2020, Nasdaq provided the Company until December 1, 2020 to regain compliance.

The aggregate net proceeds of the Offering to the Company, after deducting underwriting discounts and commissions and other expenses, were approximately $7.4 million, $1.6 million of which were used as part of the settlement of approximately $5.2 million of outstanding indebtedness (the “Debt Settlement”) in accordance with the DSRA. As a result of the closing of the Offering and the Debt Settlement, the Company believes that as of the date hereof it has regained compliance with the minimum stockholders’ equity requirement. Nasdaq will continue to monitor the Company’s ongoing compliance with Nasdaq Listing Rule 5550(b) (1) and, if at the time of the Company’s next periodic report or thereafter it does not evidence compliance with the stockholders’ equity requirement or otherwise fails to comply with Nasdaq’s requirements for continued listing, Nasdaq may take steps to de-list the common stock. Importantly, the Company is not currently in compliance with the $1.00 minimum bid price requirement for continued listing and has until November 30, 2020 to regain compliance. The Company is seeking stockholder approval of a reverse split that should have the effect of regaining compliance with the minimum bid price requirement, if approved in a timely manner.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement dated October 28, 2028 between Titan Pharmaceuticals, Inc. and Maxim Group LLC
99.1	Press Release dated October 28, 2020
99.2	Press Release dated November 2, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TITAN PHARMACEUTICALS, INC.

By:	/s/ Kate Devarney
Name: Kate Devarney, Ph.D.
Title: President and Chief Operating Officer

Dated: November 2, 2020